Jassmin McIver-Jones
Assistant Vice President
The Lincoln National Life Insurance Company
100 N. Greene Street
Greensboro, North Carolina 27401
Telephone: (336) 691-3892
Jassmin.McIver-Jones@LFG.com

April 23, 2024

U. S. Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549-0506

Re:  Lincoln Life Flexible Premium Variable Life Account G ("Account")
The Lincoln National Life Insurance Company
File No. 033-22740; 811-05585; CIK: 0000835414
Post-Effective Amendment Number 41, Form S-6, Rule 485(b)

Dear Sir or Madam:

As Assistant Vice President of The Lincoln National Life Insurance Company ("Company"), I am familiar with the actions of the Board of Directors of the Company establishing the Account and its method of operation and authorizing the filing of a Registration Statement under the Securities Act of 1933 (and amendments thereto) for the securities to be issued by the Account and the Investment Company Act of 1940 for the Account itself.

In the course of preparing this opinion, I have reviewed the Certificate of Incorporation and the Bylaws of the Company, the Board actions with respect to the Account, and such other matters as I deemed necessary or appropriate. Based on such review, I am of the opinion that the variable life insurance policies (and interests therein) which are the subject of the Registration Statement under the Securities Act of 1933, as amended, for the Account will, when issued, be legally issued and will represent binding obligations of the Company, the depositor for the Account.

I further consent to the use of this opinion as an Exhibit to Post-Effective Amendment No. 41 to said Registration Statement and to the reference to me under the heading "Experts" in said Registration Statement, as amended.

Sincerely,

/s/Jassmin McIver-Jones

Jassmin McIver-Jones
Assistant Vice President